REVISED CODE OF ETHICS

                                  SPARROW FUNDS

                     SPARROW CAPITAL MANAGEMENT INCORPORATED

                            (Adopted April 26, 2000)

I.       Statement of General Principles

         This Code of Ethics has been adopted by Sparrow Funds (the "Trust") and Sparrow Capital Management Incorporated (the "Adviser")for the purpose of instructing all employees, officers, directors and trustees of the Trust and/or the Adviser in their ethical obligations and to provide rules for their personal securities transactions. All such employees, officers, directors and trustees owe a fiduciary duty to the Trust and its shareholders. A fiduciary duty means a duty of loyalty, fairness and good faith towards the Trust and its shareholders, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code. These general principles are:

     o The duty at all times to place the interests of the Trust and its shareholders first;

     o The requirement that all personal securities transactions be conducted in a manner consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of any individual's position of trust and responsibility; and

     o The fundamental standard that such employees, officers, directors and trustees should not take inappropriate advantage of their positions, or of their relationship with the Trust or its shareholders.

         It is imperative that the personal trading activities of the employees, officers, directors and trustees of the Trust and the Adviser, respectively, be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, any appearance of a conflict, or activities that could lead to disciplinary action. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.

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         All  personal  securities   transactions  must  also  comply  with  the
         Securities & Exchange Commission's Rule 17j-1. Under this rule, no Employee may:

     o employ any device, scheme or artifice to defraud the Trust or any of its shareholders;

     o make to the Trust or any of its shareholders any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

     o engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust or any of its shareholders; or

     o engage in any manipulative practice with respect to the Trust or any of its shareholders.

II.      Definitions

     A.   Beneficial Interest: ownership or any benefits of ownership, including
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          the opportunity to directly or indirectly  profit or otherwise  obtain financial benefits from any interest in a security.

     B.   Compliance Officer:   Mark Thompson, or with respect to Mark Thompson,
          -------------------
          Gerald R. Sparrow.


     C.   Disinterested  Trustees:  trustees whose affiliation with the Trust is
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          solely by reason of being a trustee of the Trust.

     D.   Employee Account: each account in which an Employee or a member of his
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          or her family has any direct or indirect  Beneficial  Interest or over which such person exercises control or influence, including, but not limited to, any joint account, partnership, corporation, trust or estate. An Employee's family members include the Employee's spouse, minor children, any person living in the home of the Employee and any relative of the Employee (including in-laws) to whose support an Employee directly or indirectly contributes.

     E.   Employees: the employees,  officers, and trustees of the Trust and the
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          employees, officers, and directors of the Adviser.

     F.   Exempt  Transactions:  transactions which are 1) effected in an amount
          --------------------
          or in a manner  over  which the  Employee  has no  direct or  indirect influence or control, 2) pursuant to a systematic dividend reinvestment plan, systematic cash purchase plan or systematic withdrawal plan, 3) in connection with the exercise or sale of rights to purchase additional securities from an issuer and granted by such issuer pro-rata to all holders of a class of its securities, 4) in connection with the call by the issuer of a preferred stock or bond,
          5) pursuant to the exercise by a second party of a put or call option,
          6) closing transactions no more than five business days prior to the expiration of a related put or call option, 7) with respect to registered open-end investment companies, 8) inconsequential to any Fund because the transaction is very unlikely to affect a highly liquid market or because the security is clearly not related economically to any securities that a Fund may purchase or sell, 9) involving shares of a security of a company with a market capitalization in excess of $500 million.

     G.   Funds: any series of the Trust.
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     H.   Related  Entity:  a  partnership  or other entity 1) in which  persons
          ---------------
          unaffiliated with the Adviser or any Employee (and not otherwise subject to this Code) participate and 2) to which the Adviser or an Employee acts as adviser, general partner or other fiduciary.

     I.   Related  Securities:  securities  issued by the same  issuer or issuer
          --------------------
          under common control, or when either security gives the holder any contractual rights with respect to the other security, including options, warrants or other convertible securities.

     J.   Securities: any note, stock, treasury stock, bond, debenture, evidence
          ----------
          of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as a "security," or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing; except for the following: 1) securities issued by the government of the United States, 2) bankers' acceptances, 3) bank certificates of deposit, 4) commercial paper, and 5) shares of registered open-end investment companies.

     K.   Securities  Transaction:  the  purchase  or  sale,  or any  action  to
          -----------------------
          accomplish the purchase or sale, of a Security for an Employee Account. The term Securities Transaction does not include transactions executed by the Adviser for the benefit of unaffiliated persons, such as investment advisory and brokerage clients.

III.     Personal Investment Guidelines

     A.   Personal Accounts

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               1.   The Personal  Investment  Guidelines  in this Section III do not apply to Exempt Transactions. Employees must remember that regardless of the transaction's status as exempt or not
                    exempt,   the  Employee's   fiduciary   obligations   remain
                    unchanged.

               2. While trustees of the Trust are subject at all times to the fiduciary obligations described in this Code, the Personal Investment Guidelines and Compliance Procedures in Sections III and IV of this Code apply to Disinterested Trustees only if the trustee knew, or in the ordinary course of fulfilling the duties of that position, should have known, that during the fifteen days immediately preceding or after the date of the trustee's transaction that the same Security or a Related Security was or was to be purchased or sold for a Fund or that such purchase or sale for a Fund was being considered, in which case such Sections apply only to such transaction.

               3. A Securities Transaction effected on behalf of a Related Entity is subject to this Code because the Adviser or an Employee has an interest in the Related Entity. While the Adviser and each Employee is subject at all times to the fiduciary obligations described in this Code, paragraph 4 of this Section III does not apply to a Securities Transaction effected on behalf of a Related Entity.

               4. Except as provided in paragraph 3 of this Section III, Employees may not execute a Securities Transaction on a day during which a purchase or sell order in that same Security or a Related Security is pending for a Fund. Securities Transactions executed in violation of this prohibition shall be unwound or, if not possible or practical, the Employee must disgorge to the Fund the value received by the Employee due to any favorable price differential received by the Employee. For example, if the Employee buys 100 shares at $10 per share, and the Fund buys 1000 shares at $11 per share, the Employee will pay $100 (100 shares x $1 differential) to the Fund.

               5. In connection with the acquisition of any security in an initial public offering or private placement, the Employee must pre-clear the acquisition with the Compliance Officer. The Compliance Officer will take into account, among other factors, whether the investment opportunity should be reserved for a Fund, and whether the opportunity is being offered to the Employee by virtue of the Employee's position with the Trust or the Adviser. If the acquisition is authorized, the Compliance Officer will retain a record of the authorization and the rationale supporting the authorization. Employees who have been authorized to acquire securities in a private placement will, in connection therewith, be required to disclose that investment if and when the Employee takes part in any subsequent investment in the same issuer. In such circumstances, the determination to purchase Securities of that issuer on behalf of a Fund will be subject to an independent review by personnel of the Adviser with no personal interest in the issuer.



B.       Other Restrictions

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               1.   Employees  are  prohibited  from  serving  on the  boards of
                    directors  of  publicly  traded   companies,   absent  prior
                    authorization by the Compliance Officer. The consideration of prior authorization will be based upon a determination that the board service will be consistent with the interests of the Trust and the Funds' shareholders. In the event that board service is authorized, Employees serving as directors will be isolated from other Employees making investment decisions with respect to the securities of the company in question.

               2. No Employee may accept from a customer or vendor an amount in excess of $50 per year in the form of gifts or gratuities, or as compensation for services. If there is a question regarding receipt of a gift, gratuity or compensation, it is to be reviewed by the Compliance Officer.

IV.      Compliance Procedures

     A.   Employee Disclosure and Certification

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          1.   Within ten (10) days of commencement of employment with the Trust or the Adviser, each Employee must certify that he or she has read and understands this Code and recognizes that he or she is subject to it, and must disclose the following information as of the date the person became an Employee: a) the title, number of shares and principal amount of each Security in which the Employee has a Beneficial Interest when the person became an Employee, and b) the name of any broker, dealer or bank with whom the Employee maintained a trading account when the person became an Employee, and the date the report is submitted.

          2. Annually, each Employee must certify that he or she has read and understands this Code and recognizes that he or she is subject to it, that he or she has complied with the requirements of this Code and has disclosed or reported all personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. In addition, each Employee shall annually provide the following information (as of a date no more than 30 days before the report is submitted): a) the title, number of shares and principal amount of each Security in which the Employee had any Beneficial Interest, b) the name of any broker, dealer or bank with whom the Employee maintains an account in which any Securities are held for the direct or indirect benefit of the Employee, and 3) the date the report is submitted.

     B.   Compliance

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          1.   The Compliance  Officer shall institute  procedures to review the reports required by this Section IV. The Compliance Officer shall identify all Employees, inform those persons of their reporting obligations, and maintain a record of all current and former Employees.

          2. All Employees must provide copies of all broker confirmations and periodic account statements to the Compliance Officer. Each Employee must report, no later than ten (10) days after the close of each calendar quarter, on the Securities Transaction Report form provided by the Trust or the Adviser, all transactions in which the Employee acquired any direct or indirect Beneficial Interest in a Security, including Exempt Transactions but excluding transactions effected on behalf of a Related Entity, and certify that he or she has reported all transactions required to be disclosed pursuant to the requirements of this Code. The report shall also identify any trading account established by the Employee during the quarter with a broker, dealer or bank.

          3. The Compliance Officer will, on a quarterly basis, check the trading confirmations provided by brokers to verify that the Employee has not violated the Code.

          4. If an Employee violates this Code, the Compliance Officer will report the violation to management personnel of the Trust and the Adviser for appropriate remedial action which, in addition to the actions specifically delineated in other sections of this Code, may include a reprimand of the Employee, or suspension or termination of the Employee's relationship with the Trust and/or the Adviser.

          5. The management personnel of the Trust will prepare an annual report to the Trust's board of trustees that summarizes existing procedures and any changes in the procedures made during the past year and certify to the Trust's Board of Trustees that the Adviser and the Trust have each adopted procedures reasonably necessary to prevent Employees from violating this Code. The report will describe any issues existing under this Code since the last report, including without limitation, information about any material violations of this Code, any significant remedial action during the past year and any recommended procedural or substantive changes to this Code based on management's experience under this Code, evolving industry practices or legal developments. The Adviser will provide the Disinterested Trustees with quarterly reports which disclose all Securities Transactions effected on behalf of a Related Entity if the Fund sold or purchased the same Security or Related Security on the same day. The report will disclose, for the Fund transaction and the Related Entity transaction, the name of the broker, number of shares, commission and price paid.